STOCK PURCHASE AGREEMENT




         AGREEMENT, dated as of June 26, 1997 by and among CONAGRA, INC., a Delaware corporation ("Seller") and CENTRAL TRACTOR FARM & COUNTRY, INC., a Delaware corporation ("Buyer").

RECITALS:

         This Agreement is made with reference to the following facts and circumstances:

         (a) Country General, Inc., a Delaware corporation (the "Company"), operates certain retail stores.

         (b) Seller owns all of the issued and outstanding capital stock of the Company.

         (c) Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company for the consideration and upon the terms and conditions hereinafter set forth.

AGREEMENT:

                  In consideration of the foregoing recitals and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows.

         1. Sale and Purchase of Stock. Subject to the terms and conditions contained herein, at Closing (as defined in Section 3), Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase, accept and acquire all of the issued and outstanding shares of capital stock of the Company ("Purchased Stock") free and clear of all liens, claims, options charges and encumbrances.

         2. Purchase Price. The purchase price payable by Buyer for the Purchased Stock (the "Purchase Price") shall be an amount equal to One Hundred Thirty-



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Five Million Dollars ($135,000,000) plus (or minus) the amount by which Invested
Capital (as defined in Section 4.1 below) is greater  than (or less than) Ninety
Million  Dollars   ($90,000,000).   One  Hundred   Thirty-Five  Million  Dollars
($135,000,000) of the Purchase Price (the "Estimated Amount") shall be paid by wire transfer of immediately available funds on the Closing Date. The amount by which the Purchase Price exceeds the Estimated Amount, if any, shall be paid by Buyer on the Settlement Date (as defined in Section 4.2) or the amount by which the Estimated Amount exceeds the Purchase Price, if any, shall be paid by Seller on the Settlement Date. All payments shall be made by wire transfer of immediately available funds.

         3. Closing. Subject to the terms and conditions contained in this Agreement, the closing of the transactions contemplated hereby (the "Closing") will occur at the offices of Seller, on July 3, 1997 or at such other place or time or on such other date as the parties hereto may mutually agree (the "Closing Date"). Closing shall be effective as of the close of business on the Closing Date (the "Effective Time").

         3.1      Buyer's Obligation at Closing. At the Closing, Buyer shall:

                  3.1.1 Consideration. Pay to Seller the Estimated Amount by wire transfer pursuant to instructions delivered by Seller prior to Closing.

                  3.1.2 Legal Opinion. Cause to be delivered to Seller the legal opinion of Sullivan & Worcester, LLP, counsel for Buyer, in the form attached hereto as Exhibit 3.1.2.

                  3.1.3 Certificate. Execute and deliver the certificate contemplated in Section 10.3.

                  3.1.4    Resolutions.  Deliver resolutions of Buyer's board of
                           directors    approving   this   Agreement   and   the
                           transactions contemplated hereby.

                  3.1.5 Letter of Credit. Deliver a standby letter of credit in form and substance reasonably satisfactory to Seller issued by Fleet National Bank conforming to the terms outlined on Exhibit 3.1.5 hereto.


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                  3.1.6    Equipment Sublease. Execute and deliver the Equipment
                           Sublease in the form attached hereto as Exhibit 3.1.6 (the "Equipment Sublease".

         3.2      Seller's Obligations at Closing. At the Closing, Seller shall:

                  3.2.1 Stock Certificates. Deliver to Buyer a certificate or certificates representing all of the Purchased Stock duly endorsed to the Buyer.

                  3.2.2 Legal Opinion. Cause to be delivered to Buyer the legal opinion of McGrath, North, Mullin & Kratz, P.C., counsel for Seller, in the form attached hereto as Exhibit 3.2.2.

                  3.2.3 Certificate. Execute and deliver the certificate contemplated in Section 9.3.

                  3.2.4 Resolutions. Deliver resolutions of Seller's board of directors authorizing the transactions contemplated under this Agreement.

                  3.2.5 Equipment Sublease. Execute and deliver the Equipment Sublease.

                  3.2.6 Directors and Officers. Deliver resignations from the directors and officers of the Company listed in
                           Exhibit 3.2.6.

         4. Post Closing Matters.

         4.1      Special Purpose Balance Sheet.

                  4.1.1 Preparation and Audit. As soon as practicable following the Closing Date, Seller shall prepare, and shall cause to be audited by Deloitte & Touche
                           ("Deloitte") in accordance with Section 4.1.3 a special purpose balance sheet of the Company as at the Closing Date (the "Special Purpose Balance Sheet").

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                           Seller shall  prepare such  Special  Purpose  Balance
                           Sheet in accordance with the "Applicable Accounting Principles" (as defined in Section 4.1.2 below). Buyer shall provide to Seller, and shall cause the Company to provide to Seller and Deloitte, such assistance and access to books and records as is necessary to timely prepare, deliver and audit such Special Purpose Balance Sheet including, but not limited to, access to the Company's employees.

                  4.1.2 Applicable Accounting Principles. For purposes of this Agreement, the phrase "Applicable Accounting Principles" shall mean generally accepted accounting principles applied in a manner consistent with the accounting principles used in the preparation of, and reflected in, the Audited Financial Statements (as defined in Section 6.9), subject, however, to the following:

                           (a) No accruals, reserves or provisions will be included with respect to the Retained Liabilities (as defined in Section 14.17 below).

                           (b) Inventory quantities will be based on the physical inventory to be conducted pursuant to the procedures set forth on Exhibit 4.1.2 hereto. Buyer shall pay for the cost of inventory services expenses for this physical inventory incurred from and after June 21, 1997 other than Seller's cost of participating in and observing such physical inventory.

                           (c) Pursuant to and subject to Section 8.3 below, for purposes of the Final Special Purpose Balance Sheet (as defined below), all intercompany accounts shall be netted, and the net amount shall be treated as part of contributed capital.

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                  4.1.3    Deloitte  Engagement  and  Audit.  Deloitte  shall be
                           engaged by Seller to audit the Special Purpose Balance Sheet in accordance with generally accepted auditing standards consistent with Deloitte's audit of the Audited Financial Statements and to issue its report in one of the forms attached hereto as Exhibit 4.1.3(A) (the "Report"). Seller shall retain, and pay all fees and expenses of, Deloitte in connection with the audit of the Special Purpose Balance Sheet.

                  4.1.4 Access. Each party shall make available all documents or records reasonably requested by the other (or its accountants) to permit the preparation, audit and review of the Special Purpose Balance Sheet; provided, however, that Buyer's access to Deloitte's workpapers shall be pursuant and subject to the letter attached as Exhibit 4.1.4 hereto.

                  4.1.5 Objections. Upon completion of its audit, Deloitte shall deliver to Seller and Buyer a draft of the Report together with the accompanying audited Special Purpose Balance Sheet (herein collectively, the "Preliminary Report"). Within twenty (20) business days following receipt thereof, Buyer and Seller shall submit to each other in writing any objections that either may have as to whether the Preliminary Report (i) was prepared in accordance with the Applicable Accounting Principles or (ii) presents fairly in all material respects the Invested Capital of the Company as of June 21, 1997 in conformity with the Applicable Accounting Principles. Such notice shall specify in reasonable detail the nature and basis of such objection. Buyer and Seller shall use reasonable efforts to resolve such objections within forty (40) business days following receipt of such Preliminary Report; failing which, such objections shall be submitted to a mutually acceptable arbitrator for final and binding resolution. Each party shall pay one-half (1/2) of the costs of the dispute resolution, provided, that each party shall pay the fees and expenses of its own counsel and accountants.

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                           Upon  the   parties'   failure   to   object  to  the
                           Preliminary Report on a timely basis, their agreed resolution of objections, or the resolution of such objections in accordance with this paragraph, Buyer and Seller shall execute and deliver, or cause to be executed and delivered, as the case may be, in connection with the audit of the Special Purpose
                           Balance    Sheet    the    representation     letters
                           substantially in the form attached hereto as Exhibit 4.1.5(B) and Seller shall cause Deloitte to revise the Special Purpose Balance Sheet as applicable, to reflect such agreement or resolution in respect of objections and to deliver the same, as revised, accompanied by a signed Report (herein, the "Final Special Purpose Balance Sheet").

                  4.1.6 Invested Capital. For purposes of this Agreement, "Invested Capital" shall mean the Company's total assets, less total liabilities, as of the Closing Date, as reflected in the Final Special Purpose Balance Sheet.

         4.2 Settlement of Purchase Price. On the fifth business day following delivery of the Final Special Purpose Balance Sheet pursuant to Section 4.1 (the "Settlement Date"), Buyer shall pay to Seller an amount equal to the excess of the Purchase Price over the Estimated Amount, or Seller shall pay to Buyer an amount equal to the excess of the Estimated Amount over the Purchase Price, as the case may be, in either case with interest at an annual rate of five and three-quarters percent (5-3/4%) from the Closing Date to the date of payment. The payment required to be made pursuant to this Section 4 shall be made by wire transfer of immediately available funds.

         4.3      Insurance Matters.

                  4.3.1    Coverage.   Buyer   acknowledges   that,  as  of  the
                           Effective Time, the Company's coverage by the insurance policies and insurable risk programs currently made available to the Company through Seller shall be discontinued.


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                  4.3.2    Insurance  Claims.  Subject  to  the  terms  of  this
                           Section 4.3.2, from and after Closing, Seller shall pay and be responsible for, and shall indemnify Buyer
                           and  the  Company  from  and   against,   all  claims
                           resulting from occurrences prior to Closing (whether or not disclosed to or otherwise known by Buyer) that are subject to coverage under Seller's existing insurance programs, policies or agreements (all of
                           which  are  listed  on  the   Disclosure   Schedule),
                           including  all claims  falling  within  deductible or
                           self-  insured   retention.   Without   limiting  the
                           foregoing, from and after Closing, the Company shall be entitled to submit claims to Seller with respect to which insurance coverage existed under insurance policies maintained by Seller applicable to the Company prior to Closing, which claims Seller shall forward to its insurance carriers and administer on behalf of the Company, and Buyer shall insure that the Company does not submit claims directly to any such insurance carrier. The indemnity provided for in this Section 4.3.2 shall not be exclusive of the general indemnity provided for in Section 12, shall not be subject to the limitations in Section 12.5 and shall be effective provided that the claim giving rise to such indemnity was submitted by the Company to Seller so as to allow the Seller sufficient time to in turn submit such claims to its insurance carriers and administrators within the applicable time frame required under the applicable insurance programs, policies or agreements to which such claim relates.

                  4.3.3 Defense of Claims. Seller shall have the right to control, at its own cost and expense, the defense of any claim submitted to Seller pursuant to Section
                           4.3.2 above. Buyer and the Company (including the Company's employees) shall fully cooperate with Seller and its insurance carriers in connection with such claims and the defense thereof, shall make all records and personnel available at no cost to Seller and its insurance carriers which are reasonably necessary for handling such claims and defense and shall not take any action detrimental to

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                           such defense.  Settlement of any claim (including the
                           release of any parties to the claim) shall be subject
                           to  the  terms  and   conditions   of  the  insurance
                           programs, policies or agreements applicable to such claim and Seller shall have the same right to settle
                           any  such  claim  as  reflected  in  such   programs,
                           policies or agreements.

         4.4 Trade Name. Seller specifically and exclusively retains, and Buyer acknowledges that it will not acquire, and that the Company does not own, any right, title or interest to the trade name "ConAgra" (or derivations thereof) or to any logos or trademarks related thereto. Buyer agrees that promptly after Closing it will cause the Company to discontinue the use of any advertising or other form of media that uses or references any such names or logos. Buyer further agrees that as soon as practicable, but in no event longer than six (6) months after the Closing Date, it shall remove all signage which refers to Seller, and take all such other action as may be reasonably necessary to dissociate Seller with the operations of the Company after Closing.

         4.5 Record Retention. Except as set forth below, Buyer will cause all books and records of the Company in respect of matters prior to the Closing historically kept by the Company (the "Records") to be retained for seven (7) years after Closing. During such term, Buyer shall allow Seller and its representatives access, subject in all respects to the terms of Section 4.5.1 hereof, to inspect or copy such Records as are reasonably related to Seller's business and affairs during normal business hours on reasonable notice. In the event Buyer intends to destroy any Records at the end of such seven (7) year term, Buyer shall use reasonable efforts to first notify Seller at which time Seller shall have the right to remove the Records at its own cost as are reasonably related to Seller's business and affairs. The parties acknowledge that, in the past, the Company has routinely disposed of certain Records on a periodic basis and has not retained such Records for seven
                  (7) years. Notwithstanding the foregoing, the Company may continue such routine periodic record destruction so long as prior to such destruction the Company notifies Seller of the nature of such destruction and permits Seller to remove

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                  and  retain,  subject in all  respects to the terms of Section
                  4.5.1 hereof such Records at Seller's expense.

                  4.5.1 Confidentiality. All Records furnished by Buyer or the Company (collectively, the "Provider") to Seller pursuant to Section 4.5 of this Agreement, regardless of the manner in which they are furnished, together with analyses, compilations, studies or other documents or records prepared by or on behalf of Seller which contain or reflect or are generated from such Records, regardless of whether explicitly identified as confidential, shall be considered "Confidential Information". Unless otherwise agreed to in writing by the Provider, Seller agrees (a) except as required by law, to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any person other than those employed by Seller or on its behalf or on behalf of any Affiliate of Seller who are actively and directly participating in review of the Confidential Information or who otherwise need to know the Confidential Information (the persons to whom such disclosure is permissible being collectively called "Representatives"), (b) to inform its Representatives of the confidential nature of the Confidential Information and to direct such Representatives to be bound by these confidentiality covenants, and (c) to use the Confidential Information solely for the bona fide business purposes of the Seller but not in any way to compete with Buyer or the Company. Seller shall be responsible for any breach of these confidentiality covenants by its Representatives. In the event that Seller or any of its Representatives are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, Seller will provide the Provider with prompt notice of such requests to enable Provider to seek an appropriate protective order or other remedy. In the event that such protective order or other remedy is not obtained, Seller shall furnish only that portion of the Confidential Information

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                           which,  in the  opinion  of its  counsel,  Seller  is
                           legally compelled to disclose, and Seller will use reasonable efforts to obtain assurance that, if possible, confidential treatment will be accorded the Confidential Information. Seller agrees that the Buyer or the Company shall be entitled to equitable relief to enforce these confidentiality covenants.

         4.6      Open Store Leases.

                  4.6.1 Exhibit 4.6.1 lists all leases of the Company's facilities with respect to which a consent is required to be obtained for any of (i) the assignment to the Company of Seller's obligations as lessee, or
                           (ii) the consummation of the stock purchase transaction contemplated by this Agreement. In case of any such consents which have not been obtained as of the Closing Date, the parties shall cooperate in any commercially reasonable interim arrangement to provide the essential benefits of any such leases to Buyer without causing a declaration of default or breach thereunder.

                  4.6.2 Seller shall use reasonable commercial efforts to obtain at or prior to Closing the consents described in Section 4.6.1 with respect to the leases listed on
                           Exhibit 4.6.1, provided, however, in no event shall Seller be required to pay (and shall not commit the Company to pay) any monies to any lessor or any third party in order to obtain such consents.

                  4.6.3 Exhibit 4.6.3(A) lists all leases of the Company's facilities in respect of which Seller has any obligations either as a lessee or as a Guarantor of the Company's obligations as lessee (the "Ongoing Obligation Leases"). To the extent Seller has not been released as of Closing from its direct or indirect obligations under any Ongoing Obligation Leases, Buyer agrees to use its reasonable commercial efforts to obtain such releases. Notwithstanding the foregoing, in no event shall Buyer be

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                           required  to obtain any release  that is  conditioned
                           upon (i) an increase in rent or other lease terms less favorable to the tenant than those in force as of the date of this Agreement, or (ii) provision by Buyer or any affiliate of Buyer of any guaranty of or other security for the lessee's obligations. To the extent Seller has not been released from liability under any Ongoing Obligation Leases, Buyer shall insure that neither the Buyer, the Company nor any successor shall assign, sublease, exercise or obtain any right to renew or extend such leases unless or until either (i) Seller is released from liability thereunder by the lessor, or (ii) Buyer delivers to Seller a standby letter of credit in form and substance reasonably satisfactory to Seller and in accordance with Exhibit 4.6.3(B) securing the payment of the base rent under such lease.

                  4.6.4 If Buyer is unable to obtain a release of Seller from its obligations in respect of any Ongoing Obligation Lease in accordance with Section 4.6.3, Buyer agrees to indemnify and hold Seller harmless from and against all liabilities or claims resulting from Buyer's or the Company's failure after the Effective Time to perform the lessee's obligations under any such Ongoing Obligation Lease. If Seller is released from liability under any Ongoing Obligation Lease, it shall immediately assign such Lease to the Company or Buyer.

         4.7 Closed Store Leases. Attached hereto as Exhibit 4.7 is a list of closed store locations leased by the Company ("Closed Stores"). The parties agree that such leases shall be assigned to Seller (unless such assignment is prohibited) and, irrespective of whether assignment is permitted, Seller shall be responsible for, and shall indemnify Buyer and Company from and against, all obligations in respect of such leases without regard to the provisions of Section 12.5. Seller may dispose or otherwise deal with such leases (whether by way of assignment, sublease or otherwise) and any and all income, revenue or expense with respect thereto shall be for Seller's account. Buyer shall reasonably cooperate with Seller with respect to any such Closed Stores

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                  and the leases thereof,  including  executing any assignments, subleases or other documents  reasonably  requested by Seller,
                  and  including  entering  into  any  commercially   reasonable
                  interim arrangements to provide the benefits of any such lease to Seller or its assignee or sublessee without causing a
                  declaration  of  default  or  breach   thereunder,   provided,
                  however, any reasonable third party expenses incurred by Buyer
                  (including   reasonable   attorneys   fees  and  expenses)  in
                  cooperating with Seller with respect to any Closed Stores shall be reimbursed by Seller.

         4.8 Letters of Credit. Buyer acknowledges that, prior to Closing, Seller may cause letters of credit to be issued supporting the payment by the Company of the purchase price and related costs of goods and inventory ("Seller LC's") and that Seller may have a reimbursement obligation to issuing banks with respect to such letters of credit. Notwithstanding anything in this Agreement to the contrary, Buyer shall pay to Seller, or cause to be paid to Seller, the amount drawn down after Closing on any Seller LC. Such payment shall be made by wire transfer of immediately available funds within one (1) business day following each such draw down. On the close of the last business day prior to the Closing Date, Seller shall orally advise Buyer of the estimated amount of Seller LC's then outstanding which have not yet been drawn upon (the "Estimated LC Draw Liability"). At Closing, Buyer shall either pay Seller in immediately available funds an amount equal to the Estimated LC Draw Liability to be applied by Seller against the amounts due by Buyer under this Section 4.8, or deliver to Seller a standby letter of credit in an amount equal to the Estimated LC Draw Liability (the "Draw LC") to secure timely payment of Buyer's obligations as they become due hereunder. The Draw LC shall be in such form and substance and from such banks as are reasonably acceptable to Seller.

         5. Employee Matters.

         5.1 General. As of the Effective Time, Buyer will cause the Company to provide each individual employed by the Company on the Closing Date (including employees absent from work due to short-term disability, sick leave or other permitted absences but excluding individuals on long-term disability leave) ("Company Employees") with employment at wages comparable to wages currently paid by the Company and other benefits comparable to those provided to similarly situated employees of Buyer, provided, however, Seller shall retain responsibility to provide healthcare coverage for one employee of the Company identified in Exhibit 5.1(A). Buyer shall also provide to the Company Employees severance benefits consistent with Buyer's current severance policy, a true and correct copy of which is attached hereto as Exhibit 5.1(B) (the "Buyer Severance Policy") resulting from the consummation of the transactions contemplated herein or caused by any action taken by Buyer or the Company from and after the Effective Time and shall maintain Buyer's Severance Policy for at least six (6) months after the Closing. Buyer shall treat service with Seller or the Company as service with Buyer for purposes of such Buyer Severance Policy. Without limiting the foregoing, and notwithstanding anything in the Buyer Severance Policy to the contrary, the Buyer agrees that the Company Employees that are hourly personnel will be eligible for severance under the Buyer Severance Policy. Notwithstanding anything herein to the contrary, Buyer shall cause the Company to (i) honor and be responsible for all vacation benefits that the Company Employees are entitled to as of the Closing to the extent accrued on the Final Special Purpose Balance Sheet and
                  (ii) pay to the Company Employees all bonuses and incentive payments and benefits earned by the Company Employees through the Closing Date to the extent accrued on the Final Special Purpose Balance Sheet; provided, however, that any incentives, bonuses, severance or termination pay or other benefits or payments that are due or become due on or after the Closing to two (2) senior executives of the Company identified on Exhibit 5.1(C) on account of agreements between such individual and the Seller, shall not be accrued on the Final Special Purpose Balance Sheet, and shall be the responsibility of Seller, and Buyer shall be eligible for indemnification therefor pursuant to Section 12.1 without regard to the provisions of Section
                  12.5. Buyer shall cause the Company to be responsible for any and all liabilities, obligations and claims of any kind arising out of employment (or termination of employment, whether actual or constructive) of the Company Employees from and after the Effective Time, including, but not limited to, any severance (in accordance with Buyer's severance policy attached as Exhibit 5.1(B)), termination pay, or similar obligations with respect to employees terminated from and after the Effective Time or resulting from the consummation of the transactions contemplated herein or resulting from the change in any benefits provided to the Company Employees. Seller shall be responsible for (i) any Company Employees who, on the Closing Date, are receiving long-term disability benefits, and (ii) any individuals formerly employed by the Company who, on the Closing Date, have retired and are receiving retiree health benefits.

                  5.1.1 Stay Bonuses. Each Company Employee who remains employed with the Company or Buyer during the six (6) month period immediately following the Closing Date (or who are terminated without cause during such six
                           (6) month period) shall be entitled to a bonus (the "Stay Bonus"), payable by the Company within one (1) month of the end of such six (6) month period, equal to three (3) months of such Company Employee's then existing base salary. The Buyer shall cause the Company to pay such amounts and Seller shall pay Buyer an amount equal to one-half (1/2) of the amount of such Stay Bonuses paid by the Company. Any Stay Bonus paid to any Company Employees shall be in addition to, and not in lieu of, any severance payment required to be paid to such employees by Buyer in accordance with Section 5.1.

         5.2 Pension Plan. As of the Closing Date, Company Employees shall cease to actively participate in the ConAgra Pension Plan for Salaried Employees (the "Pension Plan") and will receive no further benefit accruals under the Pension Plan. Seller shall retain all assets and liabilities relating to the Pension Plan, and the participation by the Company Employees thereunder. Service, compensation and other items related to the computation of Pension Plan benefits with respect to Company Employees for periods after the Closing Date shall not be considered for purposes of the Pension Plan.

         5.3 401(k) Plans. As of the Closing Date, Company Employees shall cease to actively participate in the ConAgra Retirement Income Savings Plan (the
                                      -14-

                  "401(k) Plan") and no further contributions shall be made to the 401(k) Plan for the benefit of Company Employees. As of the Closing Date, the interests of the Company Employees in the 401(k) Plan shall be one hundred percent (100%) vested and shall be fully nonforfeitable, except that the interests of the Company Employees shall not vest in any "special contributions" made by the Company or on the Company's behalf to the 401(k) Plan. Seller shall retain all assets and liabilities relating to the 401(k) Plan, and the participation by the Company Employees thereunder. The Retained Liabilities include all obligations relating to the vesting or non-vesting of the special contribution.

         5.4 Welfare Plans. The parties acknowledge that the Company Employees participate in Seller's welfare benefit plans and programs. As of the Closing Date, Company Employees shall cease to participate in such welfare plans and programs.

         5.5 Seller Acknowledgment of Responsibility with Respect to Employee Plans. Seller agrees to accept all past, present and future liabilities and responsibilities as plan sponsor, within the meaning ofss. 3(16)(B) of ERISA, of any Employee Plan (as defined in Section 6.21), including without limit the Pension Plan, the 401(k) Plan, and all welfare benefit plans and programs referred to in Section 5.4. Seller agrees that Buyer shall have no liability for any period with respect to any such Employee Plans, and any cost, expense or liability that may be incurred by Buyer or the Company in connection with any such Employee Plan shall be subject to indemnification pursuant to Section 12.1.

         5.6 WARN. Buyer shall be responsible for, and shall indemnify and hold Seller harmless against and in respect of any liability, loss, claim damage or deficiency that arises pursuant to the Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101-2109) or any similar state or local laws or ordinances on account of, or in connection with, any action taken by Buyer or the Company from and after the Effective Time.

         5.7 Buyer Plans. Subject to the rules for qualification of plans under ss. 401(a) of the Code, Buyer agrees to grant, and shall cause its ERISA Affiliates (as defined in Section 6.21) to grant, credit to Company Employees for service accrued by such Company Employees as employees of the Company, Seller, or their ERISA Affiliates, for purposes of calculating eligibility and vesting service under any benefit plan (including the Buyer Severance Policy) provided to Company Employees of which Buyer or any of its ERISA Affiliates is the sponsor, after Closing. Buyer shall waive all preexisting condition requirements, eligibility requirements, waiting period requirement and any similar provision for all Company Employees that are covered by the Seller's health care plan as of the Closing other than known preexisting conditions which were excluded by the Seller's health care plan, and shall provide such health care coverage effective as of the Closing without the application of any eligibility period for coverage. Buyer shall credit all payments made by Company Employees toward deductible, co-payment, and out-of-pocket limits under the Seller's health care plan for the plan year which includes the Closing as if such payments had been made for similar purposes under Buyer's health care plan during the plan year which includes the Closing, with respect to employees employed by Buyer as of the Closing.

         5.8 Cooperation. The parties shall cooperate with each other to provide any information, filings or notices as appropriate with respect to this Section 5. Buyer shall assist in providing any information, filings or notices (including the notice required by Section 204(h) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) as needed to cease the benefit accruals.

         5.9 COBRA. Seller will be responsible for all COBRA obligations, costs and expenses relating to employees of the Company who terminate employment with the Company prior to the Effective Time, and Buyer and the Company will be responsible for all COBRA obligations, costs and expenses relating to employees of the Company who terminate employment with the Company from and after the Effective Time.

         6. Representations and Warranties of Seller. Seller hereby represents and warrants to and with Buyer as set forth below. Such representations and warranties are made subject to certain exceptions and qualifications set forth in the Seller Disclosure Schedule dated as of the date hereof and delivered as a separate document and incorporated in this Agreement by reference (the "Disclosure Schedule") The representation(s) and warranty(ies) to which each such exception or qualification relates is(are) specifically identified (by cross-reference or otherwise) in the Disclosure Schedule unless the applicability of such exception is apparent on its face.

         6.1 Organization, Good Standing and Corporate Power. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The Company is qualified to conduct its business and is in good standing in all jurisdictions in which such qualification or authorization is required, except for those jurisdictions in which failure to be so qualified or authorized would not have a material adverse effect on the business or operations of the Company.

         6.2 Articles and By-Laws. Seller has previously furnished to Buyer complete and correct copies of (a) the Certificate of Incorporation of the Company as amended to the date furnished, certified by the Secretary of State of Delaware, (b) the By-Laws of the Company as in effect on the date furnished, certified by the Secretary of the Company, and (c) the minute books of the Company. Such Certificate of Incorporation and By-Laws have not been further amended and are in full force and effect, and the Company is not in violation of any provisions thereof.

         6.3 Corporate Authorization; Binding Effect. Seller has full power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

         6.4 Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law, statute, rule or regulation to which Seller or the Company is subject, (b) violate any judgment, order, writ or decree of any court applicable to Seller or the Company; or
                  (c) except as set forth in the Disclosure Schedule, result in the breach of, or conflict with, any term, covenant or condition of, result in or permit the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest or encumbrance upon any of the Company's assets pursuant to, Seller's or the Company's certificate of incorporation, by-laws, or any Material Contract (as defined in Section 6.18 below), or any Permits listed in the Disclosure Schedule to which Seller or the Company is a party.

         6.5 No Government Authorization Required. Except for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except for any filings or consents required in connection with any permits, licenses or approvals held or utilized by or for the benefit of the Company which are listed in the Disclosure Schedule, no consent, authorization or approval of, or exemption by, or filings with, any governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance of this Agreement by Seller.

         6.6 No Options, Warrants, Rights. The Company has no outstanding or authorized options, warrants, rights or any other agreements of any character obligating it to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase any shares of its capital stock. Neither Seller nor the Company is a party to any agreements, arrangements or understandings with respect to the voting, transfer or assignment of, or obligating the Company to repurchase, redeem or otherwise acquire, the Purchased Stock.

         6.7 Title to Company Shares. Seller is the lawful and equitable owner of all of the shares of Purchased Stock, free and clear of all liens, claims, options, charges and encumbrances. The shares of Purchased Stock constitute all of the authorized, issued and outstanding shares of capital stock of the Company. All of the shares of the Purchased Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

         6.8 No Subsidiaries. The Company does not control or own any equity interest in any corporation, partnership, limited liability company or other entity (whether as direct subsidiaries or through intervening subsidiaries).

         6.9 Financial Statements. Seller has heretofore delivered to Buyer copies of the audited balance sheets of the Company as of May 29, 1994, May 28, 1995 and May 26, 1996, and the related statements of income, stockholders equity and cash flows for the years then ended and shall, prior to Closing, deliver to Buyer copies of the audited balance sheet of the Company as of May 25, 1997 and the related statement of income, stockholders equity and cash flow for the year then ended (collectively, the "Audited Financial Statements"). The Audited Financial Statements have been or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial position of the Company as of their respective dates, and the results of its operations and its cash flows as at the dates and for the years then ended. Seller also has heretofore delivered to Buyer unaudited, year-to-date balance sheet and statement of income of the Company for the twelve (12) months ended May 25, 1997 (the "Interim Financials"). Except as set forth in
                  Section 6.9 of the Disclosure Schedule, the Interim Financials were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Audited Financial Statements, and present fairly in all material respects the financial position of the Company for that period subject, however, to normal year-end adjustments (which will not be material) and subject to the omission of footnotes and statements of cash flow and stockholder's equity. To Seller's knowledge, the Company does not have any liability required by generally accepted accounting principles to be accrued on the balance sheet or reflected in the notes thereto, except for
                  (i) liabilities set forth in the Audited Financial Statements or in the Interim Financials or the notes thereto, (ii) liabilities which have arisen after May 25, 1997 in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand), and (iii) liabilities disclosed in the Disclosure Schedule. Seller also agrees to provide Buyer with a copy of the Company's audited financial statements for the fiscal year ended May 25, 1997 as soon as such audited financial statements are available.

         6.10 Conduct of Business Since May 26, 1996. Since May 26, 1996 and except as set forth in the Disclosure Schedule:

                  6.10.1 The Company has conducted its operations in all material respects in the ordinary course of business consistent with past practices.

                  6.10.2 Other than personal property or inventory purchased, sold, leased or consumed in the ordinary course of business, the Company has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any material properties or assets other than the Company's closing of certain store locations listed in the Disclosure Schedule.

                  6.10.3 The Company has not declared or paid any dividend on, or made any other distribution or payment (whether cash or in kind) in respect of or in redemption of, any shares of stock or other securities other than through settlement of intercompany accounts in the ordinary course consistent with past practices which, for purposes of this Section 6.10.3, shall not be deemed a declaration or payment of dividend or other distribution or payment in respect of shares of stock.

                  6.10.4 Other than the incentives listed in the Disclosure Schedule, the Company has not entered into or amended any written employment agreement and, except in the ordinary course of business or as required by any written employment agreement, there has been no increase or other change made in the rate or nature of the compensation, including wages, salaries and bonuses, which has been paid, or will be paid or payable, by the Company to any of its directors, officers or employees.

                  6.10.5 There has been no material change by the Company in any method of accounting or accounting practice, whether Tax (as such term is defined in Section 6.11.3) or otherwise.

                  6.10.6   There  has been no  material  adverse  change  in the
                           financial   condition,   results  of   operations  or
                           business (financial or otherwise) of the Company.

                  6.10.7 There has been no damage, destruction or other casualty loss to or forfeiture of any material property or assets of (or used by the Company in the business of) the Company, whether or not covered by insurance.

                  6.10.8 The Company has not engaged in any transactions with its affiliates except in the ordinary course of business.

                  6.10.9 The Company has not incurred or assumed any debt, obligation (including capitalized lease obligations) or liability for borrowed money, or made any commitment to do any of the foregoing, or issued any debt securities or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for liabilities of any other person.

                  6.10.10  The  Company  has  not  agreed  to take  any  actions
                           inconsistent   with  or  in   contravention   of  the
                           foregoing representations in this Section 6.10.

                  The provisions of this Section 6.10 shall not apply to environmental matters which are solely addressed in Section
                  6.22 below.

         6.11     Non-Income     Taxes    and     Non-Income     Tax    Returns.

                  6.11.1   General Tax Representations.

                           (i) The Company has duly filed all federal, state, local and foreign Non-Income Tax (as defined below) returns required to be filed by it for all Pre-Closing Periods, and the Company has duly paid or made provision in accordance with generally accepted accounting principles for the payment of all Non- Income Taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to Non-Income Taxes in such jurisdictions for such periods, whether or not in connection with such returns;

                           (ii) The provisions for Non-Income Taxes reflected on the Final Special Purpose Balance Sheet of the Company will be established in accordance with Applicable Accounting Principles;

                           (iii) There are no pending examinations or claims asserted for Non-Income Taxes of the Company or outstanding agreements or waivers extending the statutory period of limitation applicable to any Non-Income Tax return of the Company for any period or any pending Non-Income Tax litigation or proceedings of the Company;

                           (iv) The Company has not filed either a consent to the application of Section 341(f) of the Code (as defined below) or an election to be treated as a small business corporation under Subchapter S of the Code;

                           (v) The Company has complied in all material respects for all prior periods with the payroll Tax and withholding provisions of all applicable federal, state, local and other laws;

                           (vi) There are no liens on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Non-Income Tax except for liens for Non-Income Taxes that are not delinquent or are being contested in good faith and for which provision in accordance with Applicable Accounting Principles has been made;

                           (vii) The Company has made no payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 28OG; and

                           (viii) The Seller is a United States Person as defined in Section 7701(a)(30) of the Code.

                  6.11.2 Taxes Since May 26, 1996. Since May 26, 1996, the Company has not incurred any material Non-Income Tax liability other than Non-Income Taxes incurred in the ordinary and regular course of its business.

                  6.11.3 Definitions. For purposes of this Agreement, (i) the term "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, withholdings or other assessments of any kind whatsoever, including, without limitation, income, gross receipts, excise, property, sales, use, license, payroll, franchise, withholding, social security (or similar), unemployment, value added, duties, business occupation, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign authority, government or subdivision or agency thereof whether computed on a consolidated, unitary, combined, separate or any other basis; and such term shall include any and all interest, penalties and additions to tax, as well as any primary or secondary liability for taxes; (ii) the term "tax return" shall mean any report, return or other document or information required by law to be supplied to a taxing authority in connection with Taxes; (iii) the term "Pre-Closing Period" shall mean any Tax period that ends on or before the Closing Date, and, with respect to any Tax period beginning on or before and ending after the Closing Date, shall mean the portion of such Tax period ending on the Closing Date; (iv) the term "Income Taxes" shall mean all federal, state, local, foreign and other governmental Taxes imposed on or with respect to gross or net income (whether denominated as income taxes, franchise taxes or otherwise, but not including any such Tax which is the equivalent of a sales, use, gains, documentary, registration, value added, transaction, transfer, or similar Taxes)); (v) the term "Non-Income Taxes" shall mean all Taxes other than Income Taxes; and (vi) the term "Code" means the Internal Revenue Code of 1986, as amended.

         6.12 Properties. The Disclosure Schedule sets forth the following information as of the dates noted:

                  6.12.1 A list of all real estate owned (the "Owned Real Property") or leased (the "Leased Real Property") by the Company (or leased by Seller or any of its affiliates and used by the Company) as of the date hereof (collectively, the "Real Property"), which list represents all Real Property used by the Company in the conduct of its business.

                  6.12.2 A list of all equipment leases related to equipment or vehicles leased or used by the Company which require annual rental payments in excess of Twenty Five Thousand Dollars ($25,000).

                           The Company has good and insurable fee simple title to all Owned Real Property and good title to all personal property owned by the Company, and the Company has valid leasehold interests in all Leased Real Property and leased personal property reflected as being leased by the Company in the Disclosure Schedule, except such as shall have been disposed of in the ordinary course of business since the dates set forth above. The properties and assets owned by the Company are subject to no liens, mortgages, pledges, encumbrances or charges of any kind except
                           (i) liens for real property taxes not delinquent or being contested in good faith and for which adequate provision has been made, which contested taxes are listed in the Disclosure Schedule, (ii) statutory mechanics and material man's liens on the real estate for work or goods supplied thereto in the ordinary course of business, (iii) liens, covenants, restrictions, easements and encumbrances disclosed in the title insurance policies previously provided by Seller to Buyer, and (iv) such other exceptions as are disclosed in the Disclosure Schedule. The buildings and improvements owned by the Company do not encroach on any property not owned or controlled by the Company so as to materially interfere with the Company's ability to conduct its business on such property in a manner consistent with the business conducted by the Company thereon prior to the Closing Date. Neither Seller nor the Company has received any written notice from any public authority having jurisdiction over such matters that there is currently existing any material violation of any building code, zoning ordinance or similar laws or regulations pertaining to Owned Real Property or Leased Real Property or improvements owned or used by the Company. The Seller has furnished to Buyer copies of all leases with respect to the Leased Real Property. Except as disclosed in the Disclosure Schedule, no lease with respect to the Leased Real Property has a provision for an increase in rent or the imposition of other terms more burdensome to the tenant that has been or will be triggered by consummation of the transactions contemplated herein.

         6.13 Licenses, Permits and Orders. The Company has all material registrations, approvals, licenses and other permits (collectively, the "Permits") which are necessary for the operation of its business as now being conducted, and all such Permits are listed in the Disclosure Schedule. The Company is not in breach or operating in violation of any such Permits, where such breach or violation would have an adverse effect on the Company.

         6.14 Directors, Officers and Bank Accounts. The Disclosure Schedule contains a complete and accurate list of all officers and directors of the Company. The Disclosure Schedule also sets forth the name of each bank in which the Company has an account or safety deposit box, together with the account numbers and the persons authorized to draw thereon.

         6.15 Litigation. The Disclosure Schedule sets forth each instance in which the Company (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or
                  (ii) is a party or, to the knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. The provisions of this Section 6.15 shall not apply to environmental matters which are solely addressed in Section
                  6.22 below.

         6.16     Intellectual Property.

                  6.16.1   For   purposes   of   this   Agreement,    the   term
                           "Intellectual Property" shall mean:

                           (a) The name "Country General", and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the "Trademarks").

                           (b) All distinctive exterior and interior design and appearance (including color scheme and building material and layout), menus, style of service, uniform, distinctive decorative accessories and other trade dress associated with the business of the Company (collectively, the "Trade Dress");

                           (c)      All  patents,   patent   applications,   and
                                    inventions  and  discoveries   that  may  be
                                    patentable (collectively, "Patents");

                           (d)      All copyrights in both  published  works and
                                    unpublished       works       (collectively,
                                    "Copyrights"); and

                           (e) All know-how trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets");

                           in each case, owned, used, or licensed by the Company as licensee or licensor.

                  6.16.2   To Seller's  knowledge,  the Company has adequate and
                           sufficient rights in all Intellectual Property necessary for the operation of the business of the Company as presently conducted in the United States, and each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.

                  6.16.3 The Disclosure Schedule hereto contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all contractual obligations relating to the Company's right to ownership and use of the Intellectual Property to which the Company is a party or by which the Company is bound, except for perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There are no outstanding and, to the knowledge of the Seller no threatened dispute or disagreement with respect to any such agreement.

                  6.16.4 The Disclosure Schedule contains a complete and accurate list of all federal registrations of trademarks and trade names owned by the Company (the "Registrations"). Except as set forth in such Disclosure Schedule:

                           (a) The Company is the owner of all right, title, and interest in and to each of the Registrations, free and clear of all liens and encumbrances;

                           (b) All Registrations are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications);

                           (c) No Registration has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of the Seller, no such action is threatened with respect to any of the Registrations;

                           (d) Except as set forth in the Disclosure Schedule, none of the Trademarks noted in the Disclosure Schedule as "Material
                                    Trademarks"  (the  "Material  Trademark") as
                                    currently   used  by  the   Company  at  the
                                    locations currently used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party which would have a material adverse effect on the business and operation of the Company as currently conducted.

                  6.16.5   The Company has no Patents.

                  6.16.6   The Company has no Copyright registrations.

         6.17 Compliance with Laws. The Company is now and has been for the last five (5) years in material compliance with all applicable federal, foreign, state and local laws, ordinances, rules and regulations. The Disclosure Schedule sets forth for the past twelve (12) months, in respect to the Company, all material investigations, inspections or citations under any health, safety or other applicable laws and regulations and under any other federal, state or local laws or regulations, together with the results thereof and a brief description of all corrective or other action taken with respect thereto. The Company has no knowledge of any pending or threatened governmental investigations, inspections or citations relating to its business or operations. The provisions of this Section
                  6.17 shall not apply to environmental matters which are solely addressed in Section 6.22 below.

         6.18 List of Contracts and Other Data. The Disclosure Schedule sets forth a listing of all contracts (including licenses, leases, indentures, guaranty and indemnification agreements, loan agreements, sales agency, broker and dealer agreements, noncompete, employment and consulting agreements) to which the Company is a party, except (i) open purchase orders entered into in the ordinary course of business, (ii) cooperative advertising contracts entered into in the ordinary course of business, (iii) any contract (other than a noncompetition agreement) which involves an aggregate expenditure after the date of this Agreement of less than Fifty Thousand Dollars ($50,000), and (iv) any contract that may be terminated by the Company on no more than ninety (90) days notice without penalty (collectively, the "Material Contracts"). The Disclosure Schedule also sets forth a listing of the Company's largest ten (10) suppliers during its fiscal year ended May 25, 1997.

                  (i) All Material Contracts are in full force and effect and are valid and binding on and enforceable against the Company and, to the Seller's knowledge, the other parties thereto;

                  (ii) Neither the Company nor, to Seller's knowledge, any other party to any Material Contract is in breach of any provision of, in violation of, or in default under the terms of any Material Contract;

                  (iii) No event has occurred which, after the giving of notice or passage of time or otherwise, would constitute a breach or default or permit termination, modification or acceleration, under of any Material Contract by the Company or, to Seller's knowledge, by any other party;

                  (iv) Seller has made available to Buyer accurate and complete copies of each Material Contract;

                  (v) Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated hereby will not contravene or constitute a default under or require consent or result in termination or impairment of any Material Contract.

         6.19 Related Party Transactions. The Disclosure Schedule sets forth a description of all significant services provided by Seller to the Company, as well as transactions between the Company on one hand, and Seller or its other subsidiaries or affiliates on the other, except for those services or transactions occurring in the ordinary course of business on an arms' length basis.

         6.20 Labor Relations. The Company is not a party to or bound by any collective bargaining agreement. There are no material controversies pending or, to the knowledge of Seller, threatened between the Company and any of its employees. Except as set forth in the Disclosure Schedule, there are no claims pending or, to Seller's knowledge, threatened against the Company in respect to any unfair labor practices or age, sex, religion or national origin discrimination complaints before any federal, state or local board, department, commission or agency. There are no existing or, to the knowledge of Seller, threatened labor strikes or material disputes or grievances affecting the Company. There are no pending or, to the knowledge of Seller, threatened representation questions respecting the employees of the Company and there are no pending or, to the knowledge of Seller, threatened arbitration proceedings arising out of or under any union contract. Except as set forth in the Disclosure Schedule, the Company has complied in all material respects with all federal, state and local laws relating to employment, wages, hours, working conditions, collective bargaining and the payment of social security, unemployment and similar taxes, and the Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and there are no proceedings, investigations or citations pending before any court, governmental agency or instrumentality or arbitrator relating to any failure to comply therewith.

         6.21 Employee Plans. For purposes of this Section 6.21, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements, including, without limitation, any "pension plan" ("Pension Plan") as defined in
                  Section 3(2) of ERISA,  and any "welfare  plan", as defined in
                  Section 3(1) of ERISA, whether or not any of the foregoing is funded, (a) to which the Company, any ERISA Affiliate or any Subsidiary is a party or by which it is bound; or (b) with respect to which the Company has made any payments or contributions; or (c) to which the Company may otherwise have any liability. "Employee Plan" shall not include any government sponsored employee benefit arrangements. "ERISA Affiliate" means any such person (as defined in Section 3(9) of ERISA) which, together with the Company and any subsidiary would be deemed to be a single employer within the meaning of
                  Section 414(b), (c), (m) or (o) of the Code.

                  6.21.1 Except as set forth in the Disclosure Schedule, there are no Employee Plans relating to any present Company Employees.

                  6.21.2 The Company, each Employee Plan, and the administrator and fiduciaries of each Employee Plan have complied in all material respects with all applicable legal requirements governing each Employee Plan. No material lawsuits or complaints to, or by, any person or government entity, are pending or, to Seller's knowledge, threatened with respect to any Employee Plan.

                  6.21.3 Neither the Company, any Employee Plan, nor any administrator or fiduciary of any Employee Plan has taken any action, or failed to take any action, that could subject it or him or her or any other person to any material liability for any excise tax or for breach of fiduciary duty with respect to or in connection with any Employee Plan.

                  6.21.4 Neither the Company, any Employee Plan, any administrator or fiduciary of any Employee Plan nor any other person has any material liability to any plan participant, beneficiary or other person under any provision of ERISA or any other applicable law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Employee Plan. The Company is not, to any material extent, in arrears with respect to any contributions under any Employee Plan. No reportable event, as defined under Title IV of ERISA, will occur as a result of the transactions contemplated by this Agreement.

                  6.21.5 Each funded Employee Plan that is a Pension Plan is qualified under Section 401(a) of the Code, and the trust or trusts maintained in connection with such Employee Plan is or are exempt from tax under Section 501 (a) of the Code. A favorable IRS determination letter as to the qualification under the Code has been received for each such trust.

                  6.21.6 The Company is not now, nor has it been during the past five (5) year period, a participating employer in a multiemployer plan (as defined in Section 3(37) of ERISA).

                  6.21.7   None  of  the   Pension   Plans   has   incurred   an
                           "accumulated   funding   deficiency"  as  defined  in
                           Section 412 of the Code.

                  6.21.8   No  liability  under  Subtitle  C or D of Title IV of
                           ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated "single employer plan", within the meaning of Section 4001(a)(15) of ERISA.

                  6.21.9 All accrued obligations of the Company for payments by it to by trust or other funds or to any governmental or administrative agency, with respect to pension benefits, unemployment compensation benefits, social security benefits or any other benefits for employees of the Company have been paid or adequate accruals therefor have been made in the Audited Financial Statements, and none of the foregoing has been rendered not due by reason of any extension, whether at the request of the Company or otherwise.

                  6.21.10 Except as set forth in the Disclosure Schedule, all obligations of the Company for salaries, vacation and holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or other employees have been paid or adequate accruals therefor have been made in the Audited Financial Statements.

                  6.21.11 The Company is in compliance with the requirements of Sections 162(k) (to the extent applicable prior to its amendment by the Technical and Miscellaneous Revenue Act of
                           1988) and 4980B of the Code and Section 601 of ERISA.

         6.22     Environmental.

                  6.22.1 The Disclosure Schedule lists all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, or notices which, to the knowledge of Seller, have been filed, commenced or threatened against the Company under any Environmental Laws.

                  6.22.2 There has been no disposal, release, burial, or placement of Hazardous Materials by any of the Company and its affiliates which could reasonably be expected to result or has resulted in contamination of or beneath any Leased Real Property or any properties or facilities formerly leased, operated or occupied by any of the Company and its affiliates at any time since its organization which requires or will require clean-up or remediation under Environmental Laws; provided, however, no representation or warranty is made, or shall be deemed made, with respect to any underground storage tanks ("UST's") located on any such properties or any release from any such UST's. No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released by the Company on any Leased Real Property or any real property that the Company formerly leased which requires or will require clean-up or remediation under Environmental Laws; provided, however, no representation or warranty is made, or shall be deemed made, with respect to any UST's located on any such properties or any release from any such UST's.

                  6.22.3 There is no basis for any present or future charge, complaint, action, suit, proceeding, investigation, claim, or demand against the Company giving rise to any liability under any

                           Environmental Laws related to any Owned Real Property or any properties or facilities formerly owned by any of the Company and its affiliates or to any past or present operations conducted thereon (whether or not conducted by any of the Company and its affiliates). There has been no disposal, release, burial, or placement of Hazardous Materials (whether or not by any of the Company and its affiliates) which could reasonably be expected to result or has resulted in contamination of or beneath any Owned Real Property or any properties or facilities formerly owned by any of the Company and its affiliates at any time since its organization which requires or will require clean-up or remediation under Environmental Laws; provided, however, no representation or warranty is made, or shall be deemed made, with respect to any UST's located on any such properties or any release from any such UST's. No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any Owned Real Property or any real property that the Company formerly owned that requires or will require clean-up or remediation under Environmental Laws; provided, however, no representation or warranty is made, or shall be deemed made, with respect to any UST's located on any such properties or any release from any such UST's. All properties and equipment currently or formerly owned by the Company have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances in quantities or conditions which requires or will require clean-up or remediation under Environmental Laws; provided, however, no representation or warranty is made, or shall be deemed made, with respect to any UST's located on any such properties or any release from any such UST's. All product labeling of the Company has been in conformity with applicable laws (including rules and regulations thereunder).

                  6.22.4   For purposes of this Section 6.22:

                           (a) "Environmental Laws" shall mean any presently existing federal, state, local or foreign law, statute, ordinance, rule, regulation, consent, judgment, order or permit pertaining to the environment, natural resources or Hazardous Materials.

                           (b) "Extremely Hazardous Substances" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                           (c) "Hazardous Materials" shall mean any substance or material (a) the presence of which requires investigation, removal or remediation under any Environmental Law or
                                    (b) that is defined as a "hazardous  waste",
                                    "hazardous     material"    or    "hazardous
                                    substance"  under  any   Environmental   Law
                                    including  but not  limited to the  Resource
                                    Conservation  and Recovery  Act of 1976,  42
                                    U.S.C. ss.6091 et. seq., as amended, and the
                                    rules and regulations promulgated thereunder
                                    and    the    Comprehensive    Environmental
                                    Response,  Compensation and Liability Act of
                                    1980,  42 U.S.C.  9601 et. seq., as amended,
                                    and the rules and regulations promulgated thereunder ("CERCLA" or "Superfund").

                  6.22.5 Underground Storage Tanks. Notwithstanding the foregoing provisions of this Section 6.22, no part of
                           Section 6.22.1 through 6.22.4 shall apply to, nor shall be deemed to apply to, any underground storage tanks which currently exist or previously existed on any real property that the Company or any of its affiliates owns, leases or operates, or has ever owned, leased or operated, in connection with the Company's business and operations. The parties' entire rights, obligations, undertakings and agreements relating to all such underground storage tanks are set forth in Section 8.4.1 below.

                  6.22.6   Environmental  Disclaimer.  Except  as set  forth  in
                           Section 8.7 below, the parties hereto specifically acknowledge and agree that Seller shall have no liability whatsoever for any environmental matters on or from any Leased Real Property, or any properties or facilities formerly leased, operated or occupied at any time by any of the Company and its affiliates (not to include, however, any Owned Real Property or properties or facilities formerly owned by any of the Company and its affiliates at any time since its organization), which resulted from the acts or omissions of any party other than the Company and its affiliates. In addition, the parties hereto specifically acknowledge and agree that Seller shall have no liability with respect to any underground storage tanks which exist or previously existed on any real property that the Company or any of its affiliates owns, leases or operates, or has ever owned, leased or operated, in connection with the Company's business and operations, nor any liability for any releases from any such underground storage tank, except and only to the extent set forth in
                           Section 8.4.1 below.

         6.23 Brokers and Finders. Seller has not employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

         6.24 Inventory. The Company's inventory is owned free and clear of any liens or security interests, was purchased in the ordinary course of business in a manner consistent with its normal inventory practices, and is reflected on the Audited Financial Statements and the Interim Financials at cost as computed in accordance with generally accepted accounting principles, consistently applied.

         6.25 Assets of the Business. The assets owned or leased by the Company as of the Closing Date will constitute all of the assets held for use or used for the conduct of the Company's business, and the sale of the Purchased Stock by Seller to Buyer will effectively convey the business to Buyer, including all tangible and intangible assets and goodwill relating to the business, as will be reflected in the Final Special Purpose Balance Sheet.

         6.26 Insurance. The Disclosure Schedule sets forth the scope of coverage with respect to each insurance policy (including policies providing property, casualty liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is currently a party, a named insured, or otherwise the beneficiary of coverage. Seller has also provided Buyer (or its representatives) with a copy of the Company's worker's compensation history. With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; and (B) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy.

         6.27 Disclosure. To Seller's knowledge, the representations and warranties contained in this Section 6 and the Disclosure Schedule do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6 not misleading in any material respect in light of the circumstance in which made.

         7. Representations and Warranties of Buyer. Buyer represents, warrants and covenants to and with Seller as follows:

         7.1 Organization, Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

         7.2 Corporate Authorization; Binding Effect. Buyer has full power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

         7.3 No Government Authorization Required. Except for compliance with the HSR Act, no consent, authorization or approval of, or exemption by, or filing with, any governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

         7.4 Brokers and Finders. Except in respect of SBC Warburg Inc. (whose fees shall be paid by Buyer), Buyer has not employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

         7.5 Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law, statute, rule or regulation to which Buyer is subject,
                  (b) violate any judgment, order, writ or decree of any court applicable to Buyer; or (c) result in the breach of, or conflict with, any term, covenant or condition of, result in the modification or termination of, or constitute a default under, any corporate charter, by-law, material contract or other material agreement to which Buyer is a party.

         7.6 Financing. Buyer has adequate financing and/or financing commitments attached as Exhibit 7.6 as may be necessary to pay the Purchase Price and to otherwise fulfill its financial obligations set forth in this Agreement. The transactions contemplated herein are not contingent upon Buyer's ability to obtain financing from any third party other than receipt of funding under such financing commitments.

         7.7 Terms of Sale. Buyer acknowledges that EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE COMPANY IS BEING SOLD TO BUYER ON AN "AS IS, WHERE IS" BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

         8. Covenants.

         8.1      Covenants of Seller.

                  8.1.1 Conduct of Business. During the period from June 21, 1997 to the date hereof the Company has conducted and operated its business in the usual and ordinary course and, during the period from the date hereof to the Closing Date, Seller shall cause the Company to conduct and operate its business in the usual and ordinary course and shall not, without the prior written consent of Buyer:

                           (a) Except in the ordinary course of business or as required by the terms of any written
                                    employment    agreement,     increase    the
                                    compensation of any employee's pay or agree to pay a pension, retirement allowance or other employee benefit to any employees not required by any existing plan, agreement or arrangement to any such person;

                           (b) Execute any material agreement the terms of which would be violated or adversely affected by the consummation of the transactions contemplated by this Agreement;

                           (c) Agree to become subject to any liability or obligation, except liabilities and obligations incurred in the ordinary course of business consistent with past practices;

                           (d) Enter into, accelerate, modify or terminate any Material Contract (or any series of related contracts, leases, subleases, licenses and sublicenses involving more than $50,000 in the aggregate), other than in the ordinary course of business consistent with past practices or modify or terminate any policy of insurance listed in the Disclosure Schedule;

                           (e) Close any store, sell, abandon or otherwise dispose of, or pledge, mortgage or otherwise encumber any of the assets, tangible or intangible, of the Company, other than the sale or disposal of assets in the ordinary course of business;

                           (f) Amend any charter documents or by-laws or take any action with respect to any such amendment;

                           (g) Enter into any material employment contract or any collective bargaining agreement or other agreement with any labor union or similar association representing any employees or modify in any material respects the terms of any existing contract or agreement;

                           (h) Except as otherwise contemplated herein, declare or make any dividend payment or distribution to any shareholder, or purchase, redeem or otherwise acquire, any shares of Purchased Stock other than through settlement of intercompany accounts in the ordinary course, consistent with past
                                    practices   which,   for  purposes  of  this
                                    Section  8.1.1(h),  shall  not be  deemed  a
                                    declaration or payment of dividend or other distribution or payment; or

                           (i) Merge or consolidate with any other corporation or acquire or agree to acquire any stock or substantially all of the assets of any other person, firm, association, corporation or other business organization;

                           (j) Make any capital expenditure (or series of related capital expenditures) involving more than $400,000 in the aggregate;

                           (k) Make any capital investment in any loan to, or any acquisition of the securities or assets of any  other  person  (or  series of
                                    related  capital   investments,   loans  and
                                    acquisitions)  either  involving  more  than
                                    $50,000 or outside the ordinary course of business;

                           (l) Delay or postpone the payment of accounts payable and other liabilities or accelerate receivables or liquidate inventories except in the normal course of business;

                           (m) Cancel, compromise, waive, or release any right or claim (or series of related rights and claims) involving more than $50,000;

                           (n)      Grant  any  license  or  sublicense  of  any
                                    rights   under  or  with   respect   to  any
                                    intellectual property;

                           (o) Issue, sell, or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

                           (p) Make any loan to, or enter into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business (other than as otherwise provided for or referenced elsewhere in this Agreement);

                           (q) Adopt any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life or other insurance, (G) severance or,
                                    (H) other plan, contract,  or commitment for
                                    any  of   its   directors,   officers,   and
                                    employees,   or  modify  or  terminate   any
                                    existing such plan, contract, or commitment;

                           (r)      Make or  pledge  to make any  charitable  or
                                    other  capital   contribution   outside  the
                                    ordinary course of business;

                           (s) Enter into any commitment to do any of the foregoing.

                  8.1.2 Preservation of Business. From the date hereof through the Closing Date, the Company shall use all reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the present officers and key employees thereof, and to preserve the good will of those having business relationships with the Company.

                  8.1.3 Information and Access. From the date hereof through the Closing Date, Seller and the Company shall give Buyer and its counsel, accountants and other representatives access during normal business hours to all properties, books, contracts, documents and records, with respect to the affairs of the Company as Buyer may reasonably request at such times and in such manner as will not disrupt or interfere with the conduct of the Company's business. All such information shall be held confidential by Buyer pursuant to the terms of that certain confidentiality agreement dated May 2, 1997 between Seller and Buyer and dated November 17, 1996 between Seller and certain affiliates of Buyer (collectively, the "Confidentiality Agreement"). During such time, Seller will endeavor to give prompt notice to Buyer of any event which would make a representation or warranty untrue in any material respects or make it unable to comply with a covenant herein. As soon as practicable after Closing, Seller shall deliver to Buyer copies of the financial, accounting and other information and data maintained by and available to Seller with respect to the Company which is listed on
                           Exhibit 8.1.3, and from and after the Closing Seller shall give Buyer and its representatives access to such information and data during normal business hours. Following the Closing, the Seller will hold, and will cause its affiliates to hold, and will cause their respective employees, representatives, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the written opinion of its counsel, a copy of which will be promptly furnished to the Buyer, by other requirements of law, all documents and information concerning the Company or any of its subsidiaries (except to the extent that such information is in the public domain through no fault of the Buyer or its Affiliates). If the Seller shall be required to make disclosure of any such information by operation of the law, the Seller shall give the Buyer prior written notice of the making of such disclosure and shall use all reasonable efforts to afford the Buyer an opportunity to contest the making of such disclosure.

                  8.1.4 Transition Services. From and after the Closing Date, the Seller will provide certain services for the Company on a transition basis pursuant to the terms of the Transition Services Agreement attached hereto as Exhibit 8.1.4 (the "Transition Services Agreement").

                  8.1.5 Exclusivity. The Seller will not (and the Seller will not cause or permit any of the Company and its Subsidiaries to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation,
                           (iii) acquisition or purchase of securities or assets, or (iv) similar transaction or business combination involving any of the Company and its Subsidiaries, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; including, without limitation, providing any confidential or proprietary business or financial information concerning the Company to any third party, irrespective of whether such information is, subject to a confidentiality agreement executed by such third party. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         8.2 Topping Fees, Etc. The Seller shall pay, and shall hold the Buyer harmless and indemnify it with respect to any liability for, any topping fees, break-up fees or similar or related fees arising in connection with previous offers or agreements, if any, to acquire any capital stock or other interest in or assets of the Company or its Subsidiaries.

         8.3 Intercompany Debt. Immediately prior to the Effective Time, the Seller will endeavor, and will endeavor to cause each of its Affiliates to (a) adjust the capital of the Company and its Subsidiaries to reflect the net amount of all then outstanding indebtedness and liabilities owed by the Company or any Subsidiary to the Seller or any Affiliate thereof less any outstanding indebtedness and liabilities owed by the Seller or any affiliate thereof to the Company as equity. Notwithstanding the foregoing, the parties acknowledge and agree that certain amounts may inadvertently remain owing by the Company to Seller and reflected as accounts payable on the Final Special Purpose Balance Sheet and that certain amounts may inadvertently remain owing by the Seller to the Company and reflected as accounts receivable on the Final Special Purpose Balance Sheet. Buyer shall cause the Company to repay to Seller in the ordinary course of business all such accounts payable owing to Seller as reflected on the Final Special Purpose Balance Sheet and Seller shall repay to Buyer in the ordinary course of business all such accounts receivable owing from Seller as reflected on the Final Special Purpose Balance Sheet.

         8.4      Covenants of Buyer.

                  8.4.1 Underground Storage Tanks. The Disclosure Schedule lists Seller's Real Property locations where underground storage tanks are known to exist, which of the locations have been upgraded by Seller under its ongoing UST compliance program as described in the Disclosure Schedule (the "Compliance Program"), and which locations remain to be upgraded pursuant to the Compliance Program. Seller shall be responsible for those environmental matters relating to the Company's UST's which are expressly set forth on
                           Exhibit 8.4.1(A) attached hereto and except as set forth below Buyer shall be responsible for and shall and hereby agrees to indemnify and hold Seller harmless from and against any obligation, expense, liability (including penalties, fines and attorney's fees), or demand for same relating to all other environmental matters arising in connection with all other UST's located on any property owned or leased by the Company. Exhibit 8.4.1(B) sets forth a listing of twenty nine (29) Company stores located on Owned Real Property and ten (10) Company stores located on Leased Real Property. Within the sixty
                           (60) day period following Closing, Buyer shall have the right to contact in writing the applicable state environmental agency responsible for UST's in each state where a Company store set forth on Exhibit 8.4.1(B) is located for the sole purpose of obtaining a copy of whatever existing documents such state agency may have in its files relating to UST's at the Company store listed on Exhibit 8.4.1(B). Such contact shall be a letter in form and substance mutually acceptable to the parties and such follow-up contact consistent with such letter. Buyer shall use its reasonable commercial efforts to obtain the requested information from the state agencies contacted by it as quickly and expeditiously as possible following Closing. Copies of responses received from such agencies shall be immediately forwarded to Seller, and in all events Buyer shall update Seller at least every two (2) weeks as to the status of responses it has received or has failed to receive from such state agencies until such time as Seller has no more liability with respect to any USTs at the Company stores listed on Exhibit 8.4.1(B). If the information received by Buyer from such state agency indicates no environmental issue resulting from or relating to such UST in violation of Environmental Laws, Seller's obligation with respect to such UST shall immediately terminate. As to UST's at a Company store on Owned Real Property, or as to UST's currently used by the Company at a store located on Leased Real Property, if the information received by Buyer from such state agency indicates an environmental issue resulting from or relating to such UST in violation of Environmental Laws, Buyer shall advise Seller in writing and Seller shall, as soon as reasonably practical, investigate such issue and remedy such environmental issue consistently with Environmental Laws, to the extent not previously done so. Any remedial action taken by Seller pursuant to this Section shall be consistent with the prior remedial actions taken by the Company, but in all events consistent with and in compliance with Environmental Laws. For purposes of this Section 8.4.1, the term "UST" or "underground storage tank" shall have the same meaning given to that term or a substantially similar term in any applicable law or regulation.

         8.5 Additional Agreements. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all reasonable things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to satisfy the conditions precedent to the obligations of the other parties hereto, to obtain all necessary waivers, consents and approvals required in connection with the transactions contemplated hereby, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act).

         8.6 Company Accounts Receivable. One hundred twenty (120) days after Closing, Seller shall pay to the Company an amount equal to one-half (1/2) of the total "Uncollected Receivables" (as defined below) and the Basket Amount described in Section
                  12.5.2 shall be reduced as set forth in Section 12.5.2. The phrase "Uncollected Receivables" shall mean the Company's receivables as reflected on the Final Special Purpose Balance Sheet that remain uncollected as of one hundred fifteen (115) days after Closing, less the allowance for doubtful accounts reflected on the Final Special Purpose Balance Sheet. If any of the Uncollected Receivables are later collected by Buyer and/or the Company, the Company shall immediately remit to Seller one-half (1/2) of the amount of such collected Uncollected Receivable and the remaining one-half (1/2) of such collected Uncollected Receivable shall be added to the Basket Amount under Section 12.5.2 below.

         8.7 Columbus, Nebraska Leased Real Property. The parties acknowledge that Seller has indicated that, approximately eight (8) years ago, a petroleum spill on property adjacent to the Columbus Leased Real Property (which adjacent property is currently owned by Charles Schonfeld, 15 Greenview, Hillsbourough, California), was reported to the State of Nebraska (the "Spill"). The party responsible for the Spill was identified by the State of Nebraska as Walters Oil Co. of Cuba, Kansas. In connection with such Spill, a monitoring well has been placed on the Columbus Leased Real Property. In the event Buyer or the Company is required to remedy any contamination at the Columbus Leased Real Property resulting from the Spill, Seller shall arrange for, and pay the cost of, remediating such contamination under Environmental Laws. Seller's liability under this Section 8.7 shall terminate on the earlier of (i) July 1, 2000 (unless, prior to that time, Buyer receives, and provides to Seller a copy of, notice from a third party claiming that Buyer or the Company is required to remedy such contamination), or (ii) action or communication from state officials that the matter is closed or requires no further action. Seller agrees to remedy such contamination as expeditiously as practical under the then existing circumstances. Buyer shall cooperate, and shall cause Company to cooperate with Seller in all reasonable respects with regard to Seller's obligations under this
                  Section 8.7, to include assisting Seller in asserting and participating as a party in any claims, demands, or actions against any responsible party, to include the current and/or past owner or operator of the property adjacent to the Columbus Leased Real Property including, Mr. Kresge, K-Mart, Charles Schonfeld and/or Walters Oil Co., for the purpose of collecting the cost and expense incurred in connection with remedying environmental problems addressed in this Section
                  8.7. Reasonable third party expenses (including reasonable attorney's fees) incurred by Buyer in so cooperating with Seller shall be paid by Seller. To the extent any federal or state fund is available to reimburse Seller for the work contemplated herein, Seller shall be entitled to all recoveries from such funds, and the Buyer's and Company's duties to cooperate extend to any application or claim Seller makes against such funds.

         9. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions:

         9.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         9.2 Performance of Agreements. Seller shall have performed all material obligations and complied, in all material respects, with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.

         9.3 Certificate. At the Closing, Seller shall have delivered to Buyer an officer's certificate, dated as of the Closing Date stating that Seller has fulfilled the obligations set forth in Sections 9.1 and 9.2.

         9.4 HSR Act. All applicable waiting periods specified in the HSR Act shall have expired.

         9.5 Consents. The Seller shall have procured landlord consents relating to the change of control of the Company or any subsequent merger transaction involving the Company after Closing with respect to the store leases at Douglas, Cheyenne, Ogallala, Casper, Montrose and Loveland as well as consents from the lessors under the Equipment Sublease.

         9.6 No Litigation, Etc. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein any unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of the purchase and sale of the Purchased Stock contemplated by this Agreement, (B) cause the purchase and sale of the Purchased Stock contemplated by this Agreement to be rescinded following consummation, or (C) materially and adversely affect the right of Buyer to own, operate, or control the Purchased Stock or the Company (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

         9.7 Ancillary Agreements. The Seller shall have entered into the non competition agreement in form attached hereto as Exhibit 9.7, the Transition Services Agreement and the Equipment Sublease.

         9.8 Financial Statements. Seller shall have delivered to Buyer copies of the audited balance sheet of the Company as of May 25, 1997 and the related statements of income, stockholders equity and cash flow for the year then ended.

         10. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated herein is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions:

         10.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         10.2 Performance of Agreements. Buyer shall have performed all material obligations and complied, in all material respects, with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.

         10.3 Certificate. At the Closing, Buyer shall have delivered to Seller an officer's certificate, dated as of the Closing Date, stating that Buyer has fulfilled the obligations set forth in Sections 10.1 and 10.2.

         10.4 HSR Act. All applicable waiting periods specified in the HSR Act shall have expired.

         10.5 No Litigation, Etc. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein any unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of the purchase and sale of the Purchased Stock contemplated by this Agreement, or (B) cause the purchase and sale of the Purchased Stock contemplated by this Agreement to be rescinded following consummation.

         10.6 Buyer Letters of Credit. Buyer shall have delivered the letter of credit required under Section 3.1.5 above.

         10.7     Equipment   Sublease.   Buyer  shall  have  entered  into  the
                  Equipment Sublease.

         11. Termination.

         11.1 Events of Termination. The transactions contemplated by this Agreement may be terminated on or before the Closing Date as follows:

                  11.1.1 Mutual Agreement. By mutual written agreement of Seller and Buyer.

                  11.1.2 Court Order. By Buyer or Seller if any court of competent jurisdiction shall have issued an order, decree or ruling restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order shall have become final and nonappealable.

                  11.1.3 Conditions to Close. By Buyer or Seller if any condition precedent to its obligation to close has not occurred as of the Closing Date, unless the party seeking to terminate has failed to observe any covenant, agreement or condition precedent to be observed or performed by such party on or before the Closing Date.

                  11.1.4 Failure to Close. After July 3, 1997 by either Buyer or Seller if the Closing has not occurred for any reason other than a breach of this Agreement by the terminating party.

         11.2 Procedure or Effect of Termination. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Section 11, the terminating party shall forthwith give written notice thereof to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, then no party hereto nor any of its directors, officers or affiliates shall have any liability or further obligation to the other party or any of its directors, officers or affiliates pursuant to this Agreement except as stated in this Section 11.2 and in the Confidentiality Agreement, each of which shall survive such termination, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

         12. General Indemnity.

         12.1 Indemnification of Buyer by Seller. Seller shall indemnify and hold Buyer and, after Closing, the Company and their respective officers, directors, employees, and Affiliates harmless against and in respect of the following matters to the extent of any excess of applicable accruals set forth on the Final Special Purpose Balance Sheet to which any such liability, loss, claim, damage or deficiency relates:

                  12.1.1 Any liability, loss, claim, damage or deficiency proximately resulting from (a) any misrepresentation, breach of warranty on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder or
                           (b) nonfulfillment of any covenant or agreement on the part of Seller under this Agreement (including, without limitation, Seller's agreements to assume and hold Buyer and the Company harmless from the Retained Liabilities).

                  12.1.2 All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, attorneys' fees and other out-of-pocket expenses.

         12.2 Indemnification of Seller by Buyer. Buyer shall, and after Closing shall cause the Company to, indemnify and hold Seller and its officers, directors, employees and Affiliates harmless against and in respect of:

                  12.2.1 Any liability, loss, claim, damage or deficiency proximately resulting from (a) any misrepresentation or breach of warranty on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Seller hereunder, or
                           (b) nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement; and

                  12.2.2 All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, attorneys' fees and other out-of-pocket expenses.

         12.3 Notice of Claims. The party seeking indemnification ("Indemnified Party") agrees to give the other party (the "Indemnitor") notice of any and all claims asserted against the Indemnified Party for which indemnification is or may be sought under this Section 12. Such notice shall be given within a reasonable time after receipt of written notice of such claim by the Indemnified Party. Failure to give such notice shall not abrogate or diminish the Indemnitor's obligation under this Section 12 if the Indemnitor has or receives knowledge of the existence of any such claim by any other means or unless (and then solely to the extent) such failure prejudices the Indemnitor's ability to defend such claim.

         12.4 Defense of Claim. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any claim for which indemnification is sought under this Section 12, the Indemnitor shall have the right to select legal counsel reasonably satisfactory to the Indemnified Party to represent the

                  Indemnitor and the Indemnified Party and to otherwise control such litigation, proceedings, negotiations and arbitration, provided, that the Indemnified Party may participate in any such litigation, administrative proceeding, negotiation or arbitration at its sole cost and expense. The Indemnitor will not consent to the entry of any judgment with respect to the matter, or any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party, not to be withheld unreasonably; provided, however, that the written consent of the Indemnified Party shall not be required to the extent that, as to the matters not covered by a release, the Indemnified Party is still entitled to indemnification under this Section 12. If the Indemnitor shall, within a reasonable time after notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of the Indemnitor. The Indemnified Party shall cooperate in all reasonable respects with the Indemnitor and its counsel in defending any claims and shall not take any action which is reasonably likely to be detrimental to such defense.

         12.5     Qualifications.

                  12.5.1 Cap. Except as provided below, the maximum aggregate liability of Seller under Section 12.1.1(a) shall be Fifteen Million Dollars ($15,000,000). The limitation herein shall not apply to claims relating to breaches of Sections 6.3 and 6.7 above. Notwithstanding the foregoing, the maximum aggregate liability of Seller under Section 12.1.1(a) for all environmental matters of any nature whatsoever (except to the extent any environmental matter is included as part of the Retained Liabilities) shall be Five Million Dollars ($5,000,000).

                  12.5.2 Basket. Except as provided below, Buyer shall not be entitled to indemnification under Section 12.1.1(a) unless, and only to the extent that, the amount of all losses, costs, expenses and damages suffered or incurred by Buyer for which Buyer is indemnified under such Section exceeds the "Basket Amount" (as defined below) in the aggregate for all claims for which indemnity is sought under such Section; Buyer shall not be entitled to indemnification under Section 12.1.1(a) for breaches of Section 6.22 unless, and only to the extent that, as to any store location, the aggregate amount of such losses, costs, expenses and damages resulting from breaches of Section 6.22 for such location during any twelve (12) month period commencing on the Closing Date exceeds Ten Thousand Dollars ($10,000), and the aggregate amount of such losses, costs, expenses and damages in excess of Ten Thousand Dollars ($10,000) shall be subject to the Basket Amount. The limitation herein shall not apply to breaches of Sections 6.3 and 6.7 above. The phrase "Basket Amount" shall mean (i) One Million Dollars ($1,000,000), less (ii) the amount, if any, paid by Seller to the Company pursuant to Section 8.6, and/or plus the amount of any collected Uncollected Receivable paid to Seller.

                  12.5.3 Sole Remedy. Each party agrees, except in respect to Sections 4.2, 4.3, 4.7, 5.5, 5.9 and 13, that its sole remedy (other than applicable equitable remedies with respect to obligations under this Agreement) after Closing, in respect to breach of warranty, representation or covenant by the other party hereunder shall be limited to indemnification pursuant to this Section 12 and that, in particular, other than to the extent contemplated by such indemnification rights neither Buyer nor the Company shall exercise any rights or remedies against Seller under or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, or any subsequent amendment of either law, or any state or local equivalent of such laws.

                  12.5.4 Net Recovery. The amount to which an Indemnified Party may become entitled hereunder shall be net of any recovery (whether by way of payment, discount, credit, set off, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxation authority) in respect of such claim. The amount of any such recovery, less all reasonable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery from the third party, shall be repaid by the Indemnified Party to the Indemnitor promptly upon the receipt thereof from the third party.

                  12.5.5 Mitigation. Buyer will use commercially reasonable efforts to mitigate the losses, costs, expenses and damages to which it may become entitled to indemnification hereunder.

                  12.5.6 Limitation of Damages. Except in the case of the indemnifying party's intentional fraud, the indemnified party shall not be entitled to recover hereunder punitive or exemplary damages (except to the extent the indemnified matter requires the indemnified party to pay such damages to a third party). In addition, Seller shall not be responsible for lost profits or business interruption caused by Seller's performance of its environmental remediation covenants in compliance with the terms of this Agreement or caused by the facts or circumstances giving rise to such remediation obligation.

         13. Special Tax Indemnity.

         13.1 Transfer Taxes. All liability for any transfer, documentary, sales, use, stamp, registration, value added and other such non-Income Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement (including, without limitation, any real property transfer Tax and any similar Tax) ("Transfer Taxes") shall be paid by Buyer. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and fees (with the expenses of such filings to be borne equally by the parties).

         13.2 Tax Sharing Agreements. Any Tax sharing or other allocation agreement with respect to Taxes to which the Company is a party is hereby terminated as of the Closing Date and shall have no further effect for any taxable period (whether the current year, a future year or a past year). This Section 13 and Section 6.11 above shall control all of the parties' respective obligations for Taxes affecting the Company and supersedes any and all prior agreements, contracts or understandings regarding the Company's Taxes.

         13.3 Section 338(h)(10) Election. Seller agrees that it will, and will, with Buyer's cooperation, cause the Company to, make an election or join in making an election under Section 338(h)(10) of the Code, to treat the sale of the Purchased Stock as a sale of all the assets of the Company for federal Income Tax purposes and an election under the statutes of such states as permit an equivalent election to treat the sale of the Purchased Stock as a sale of all its assets as provided by such states' applicable laws for state Income Tax purposes. The Seller agrees that it will, and that it will, with Buyer's cooperation, cause the Company to, comply with all of the requirements and conditions of Section 338(h)(10) of the Code and the treasury regulations thereunder and all other applicable Code Sections and treasury regulations relating thereto, including without limitation the execution and timely filing of Form 8023A entitled "Corporate Qualified Stock Purchase Election" or any successor form of similar import, and any forms required to effectuate similar elections for state income tax purposes. The parties agree that the Purchase Price shall be allocated to the assets of the Company in accordance with Exhibit 13.3 hereto. Each party covenants to report a gain, loss or cost basis, as the case may be, in a manner consistent with Exhibit 13.3 for federal and state Income Tax purposes. The parties shall exchange mutually acceptable IRS Forms 8594 reflecting such allocations which shall be filed with the IRS and any applicable state or local tax authorities. Buyer will promptly notify Seller in the event the IRS challenges, or threatens to challenge, such allocations. Buyer shall cause the Company after the Closing

                  Date to cooperate with Seller in the timely and proper filing of all applicable federal and state elections required to be filed under this Section.

         13.4     Tax Returns.

                  13.4.1 Income Tax Returns. Buyer shall cause the Company to consent to join, for all Pre-Closing Periods for which the Company is eligible to do so, in any consolidated or combined federal, state, local or foreign Income Tax Returns. Seller shall cause to be prepared and timely filed any and all consolidated or combined federal, state or local Income Tax Returns as well as any separate federal, state, local or foreign Income Tax Returns for the Company for all
                           Tax periods of the Company ending on or before the Closing Date, which Tax Returns shall be prepared in all material respects in a manner consistent with the prior practice of the Company and the Seller. Buyer shall cause to be prepared and timely filed any and all Income Tax Returns for Tax periods of the Company ending after the Closing Date. The parties agree to cooperate with each other and each other's affiliates in the preparation of the portions of such returns pertaining to the Company. The parties shall be entitled to utilize the services of the personnel who would have been responsible for preparing such returns as they relate to the Company, to the extent reasonably necessary in preparing said returns on a timely basis. The parties shall also provide each other with full access to applicable records to enable the preparation of said returns. Seller shall pay on a timely basis all Income Taxes in respect to the Pre-Closing Period shown as due on such returns. Buyer shall pay on a timely basis all Income Taxes in respect to tax periods ending after the Closing Date, as shown on such returns. The parties shall make available to each other copies of the portions of such returns relating to the Company for taxable years ending before or including the Closing Date.

                  13.4.2 Non-Income Tax Returns. Seller shall cause to be prepared and timely filed all Non-Income Tax Returns of the Company due on or before the Closing Date. Buyer shall cause the Company to prepare and timely file all Non-Income Tax Returns of the Company due after the Closing Date. Buyer shall cause the Company to pay all Non-Income Taxes to which such Non-Income Tax Returns relate and which are due after the Closing Date. The parties agree to cooperate with each other and their affiliates in the preparation of such Non-Income Tax Returns. The parties shall be entitled to utilize the services of the personnel who would have been responsible for preparing such returns to the extent reasonably necessary in preparing said returns on a timely basis. The parties shall also provide each other with full access to applicable records to enable the preparation of such returns. The parties shall make available to each other copies of Non-Income Tax Returns of the Companies covering Tax periods ending before or including the Closing Date.

                  13.4.3 Allocations. Seller shall include the income and deductions of the Company (including any deferred income triggered into income by Treas. Reg.ss.1.1502-13 and Treas. Reg.ss.1.1502-14 and any excess loss accounts taken into income under Treas. Reg.ss.1.1502-19, or equivalent provisions of state or local law) on Seller's consolidated or combined federal, state or local Income Tax Returns for all periods through the Closing Date and shall pay any Taxes attributable thereto. If the allocation of an item of income, deduction or credit cannot be specifically allocated based on such closing of the books, such item shall be allocated, pro rata, on a daily basis. Seller shall be liable for Income Taxes attributable to the Pre-Closing Period. In case of
                           (i) Income Taxes attributable to Tax periods ending after the Closing Date and (ii) all non-Income Taxes, Buyer and the Company shall be jointly and severally liable for such Taxes.

         13.5     Allocation of Income Tax Benefits.

                  13.5.1 If any adjustments shall be made to any federal, state, local, or foreign Income Tax returns relating to the Company or Seller for the Pre-Closing Period which result in any Income Tax detriment to Seller or any affiliate of Seller with respect to such period and any Income Tax benefit to the Company, Buyer or any affiliate of Buyer for any Tax period ending after the Closing Date (to the extent such Income Tax benefit is realized after the Closing Date), Seller shall be entitled to the benefit of such Income Tax benefit to the extent of the related Income Tax detriment and Buyer shall or shall cause the Company to pay to Seller such amount at such time or times as and to the extent that the Company, Buyer or any affiliate of Buyer actually realizes such benefit through a refiling of Income Tax or reduction in the amount of Income Tax which the Company would otherwise have had to pay if such adjustment had not been made.

                  13.5.2 If any adjustment shall be made to any federal, state, local, or foreign Income Tax returns relating to the Company for any Tax period ending after the Pre-Closing Period which result in any Income Tax detriment to Buyer, the Company or any affiliate of Buyer with respect to such period and any Income Tax benefit to Seller or any affiliate of Seller for any Pre- Closing Period, Buyer shall be entitled to the benefit of such Income Tax Benefits to the extent of the related Income Tax detriment. Seller shall pay to Buyer such amount at such time or times as and to the extent that Seller or any affiliate of Seller actually realizes such benefit through a refund of Income Tax or reduction in the amount of Income Taxes which Seller or any such affiliate would otherwise have had to pay if such adjustment had not been made.

         13.6 Tax Indemnity. From and after the Closing Date, Seller shall be liable for, and agrees to indemnify, defend and hold harmless each of the Buyer and the Company from and against all Income Taxes imposed on the Company in respect to the Pre-Closing Period. In addition, the Seller agrees to indemnify each of the Buyer and the Company from and against the entirety of any losses or expenses the Buyer or the Company may suffer resulting from any liability of the Company for Taxes of any person other than the Company (i) under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law for any Pre-Closing Period and provided such other person is not the Buyer or any affiliate of Buyer), (ii) as a transferee or successor with respect to any transaction made in a Pre-Closing Period in which the Buyer or any affiliate of the Buyer was not a party, (iii) or by contract between the Company and another person arising before Closing for any Pre-Closing Period and provided such other person is not the Buyer or an affiliate of the Buyer.

         13.7 Refunds. Any refunds of Income Taxes received by the Company attributable to the Pre-Closing Period shall be for the benefit of Seller. Buyer shall or shall cause the Company to pay to Seller or its order any such refunds within ten (10) days of receipt thereof, except to the extent accrued as an asset in the Company's books and records as of the Closing Date. Any refunds of non-Income Taxes received by the Company attributable to the Pre-Closing Period shall be for the benefit of Buyer.

         13.8 Cooperation. After the Closing Date, Seller and Buyer shall make available to the other, free of charge, cost or expense and as reasonably requested, all information, records or documents reasonably relevant to Tax liabilities or potential Tax liabilities of either the Company or its predecessors for all periods prior to or including the Closing Date (or any matter, transaction or event occurring on or before the Closing Date that may affect such a Tax liability) and each such person shall preserve all such available information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Each such person shall provide, free of charge, cost or expense, the other(s) and the pertinent Tax Authority with all available information and documentation reasonably necessary to comply with all Tax audit information requests or inquiries made of any such periods relevant to such Tax liabilities or potential Tax liabilities (or any matter, transaction or event occurring on or before the Closing date that reasonably may affect such a Tax liability). Any information obtained pursuant to this
                  Section 13.8 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

         13.9 Tax Audits. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any affiliate of Buyer, or the Company, and Seller shall promptly notify Buyer in writing upon receipt by Seller or any affiliate of Seller, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments of the Company for any Pre-Closing Period, so long as Pre-Closing Period Taxable years remain open. Seller shall have the sole right to represent the Company and its predecessors in any Income Tax audit or administrative or court proceeding relating to the Pre-Closing Period, and to employ counsel of its choice at its expense.

         13.10 Buyer's Taxes. Buyer shall pay, or cause to be paid, and shall indemnify and defend Seller and its affiliates against and hold them harmless from any liability for Taxes for Tax periods of the Company beginning, and portions of Tax periods occurring after the Closing Date, including, without limitation, any such liability with respect to operations of the Company and dispositions of assets by the Company after the Closing Date.

         13.11 Survival. The representations, warranties and obligations of the parties under Section 6.11 and Section 13, shall survive the Closing until the expiration of the applicable or underlying Tax statute of limitations (including any extensions).

         14. Miscellaneous. The following miscellaneous provisions shall apply to this Agreement:

         14.1 Notices. All notices or other communications required or permitted to be given, pursuant to the terms of this Agreement, shall be in writing and shall be deemed to be duly given when received if delivered in person or by telex, telegram or cable and confirmed by mail, or mailed by registered or certified mail (return receipt requested) or overnight courier, express mail, postage prepaid, as follows:

                  If to Seller:             ConAgra, Inc.
                                            One ConAgra Drive
                                            Omaha, Nebraska  68102-5001
                                            Attn:  Vice President/Controller

                  and a copy to:            ConAgra Agri-Products Companies
                                            4687 18th Street
                                            Greeley, Colorado 80634
                                            Attn:  Controller

                  If to Buyer:              Central Tractor Farm & Country, Inc.
                                            3915 Delaware Avenue
                                            Des Moines, Iowa 50313
                                            Attn:  President

                  with a copy to:           Steven G. Segal
                                            J.W. Childs Associates, L.P.
                                            One Federal Street, 21st Floor
                                            Boston, MA 02110

                  and a copy to:            Richard Dresdale
                                            Fenway Partners, Inc.
                                            152 West 57th Street
                                            New York, NY 10870

                  and a copy to:            Mr. Christopher Cabot, Esq.
                                            Sullivan & Worcester, LLP
                                            One Post Office Square
                                            Boston, MA 02109

                  or at such other address as the party to whom notice is to be given furnishes writing to the other party in the manner set forth above.

         14.2 Amendments and Waivers. This Agreement may not be modified or amended, except by instrument or instruments in writing, signed by the party against whom enforcement of any such modification or amendment is sought. Either Seller or Buyer may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party to be performed or complied with. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         14.3 Expenses. Except as otherwise provided herein, whether or not this Agreement shall be consummated, Seller and Buyer shall each pay its own expenses incident to the preparation, execution and consummation of this Agreement.

         14.4 Survival of Representations, Warranties and Indemnifications. Except as set forth in Section 13 above, all representations and warranties (and indemnities related thereto) made in or pursuant to this Agreement, as well as indemnities related to breaches of Section 8.1.1, shall expire 18 months after Closing unless a claim in respect thereof is made before such period expires. Seller's indemnity obligation with respect to breaches of Section 6.22 shall expire two (2) years after Closing unless a claim in respect thereof is made before such period expires.

         14.5 Entire Agreement. This Agreement, which includes the Exhibits hereto, the Disclosure Schedule and the Interim Period Agreement entered into on the date hereof by and between Seller and Buyer, and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. In addition, the Confidentiality Agreement, dated November 19, 1996, between Seller and J.W. Childs Associates, L.P., the Confidentiality Agreement, dated November 19, 1996, between Seller and

                  Fenway Partners, Inc. and the Confidentiality Agreement, dated May 2, 1997, between Seller and Buyer all shall survive.

         14.6 Reliance. No claim shall be made against Seller in respect of any warranty, representation, indemnity, covenant, undertaking or otherwise arising out of or in connection with the transactions contemplated herein except where the same is expressly contained in this Agreement, and Buyer confirms that it has not relied on any warranty, representation, indemnity, covenant or undertaking of any person which is not expressly contained in this Agreement and the Disclosure Schedule.

         14.7 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware.

         14.8 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         14.9 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

         14.10 Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

         14.11 Exhibits; Disclosure Schedule. All exhibits and disclosures referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein.

         14.12 Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or other provisions of this Agreement in any other jurisdiction.

         14.13 Construction. For purposes of this Agreement, the phrases "Seller's knowledge" or "to the knowledge of Seller" mean the actual knowledge of Seller's senior corporate executive officers or such knowledge as Seller's senior corporate executive officers would have after due inquiry of the Company Employees listed on Exhibit 14.13. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself drafted same. It is hereby agreed that representatives of both parties have participated in the preparation hereof

         14.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

         14.15 Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the transactions contemplated and shall use their best efforts to agree upon the text of any such press release or the making of such public announcement. Except as mutually agreed, neither Buyer nor Seller shall disclose (except as required by applicable law) the terms and conditions contained in this Agreement.

         14.16    Further  Assurances.  If at any time  after  the  Closing  any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the action requested is necessary for fulfillment of the obligations to whom such request is made).

         14.17 Assumption of Retained Liabilities. Seller hereby assumes and agrees to perform and discharge the following obligations and liabilities of the Company (collectively, the "Retained Liabilities"): Liability for debt for money borrowed by the Company prior to Closing; liability for Retained Litigation Matters (as defined below); liability for insurance claims under Section 4.3.2; liability or obligation arising out of all Company store locations, whether leased or owned by the Company, which have been closed prior to the date hereof; liabilities under Section 5.1; liability for the 401(k) Plan under Section 5.3; liability for Employee Plans under Section 5.5; liability for COBRA obligations under Section 5.9; liability for interest and/or penalties which may be payable in connection with the matter listed on item 1 on Section 6.11 (Pending Tax Audits, etc.) of the Disclosure Schedule; liability for UST's as set forth in Exhibit 8.4.1(A); and liability for Pre-Closing Income Taxes under Section 13.

                  14.17.1 Retained Litigation Matters. Notwithstanding anything in this Agreement to the contrary, Seller shall retain liability for, and shall be entitled to any recoveries in connection with, and shall indemnify and hold Buyer and the Company harmless from, any loss, damage and expense relating to the litigation matters listed as items 2, 4, 5, 6, 7, 8, 10, 11, 12,
                           13, 16, 18, and 20 on Section 6.15 (Litigation) of the Disclosure Schedule (collectively, the "Retained Litigation Matters"). Buyer shall retain liability for, and shall indemnify and hold Seller harmless from, any loss, damage and expense relating to all other litigation matters set forth on Section 6.15 (Litigation) of the Disclosure Schedule. If the
                           litigation described in item 22 on Section 6.15 of the Disclosure Schedule is an insured matter or relates to a store location (whether owned or leased) closed by the Company prior to the date hereof, then such item 22 shall be included as a Retained Litigation Matter.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.




CONAGRA, INC., a Delaware                CENTRAL TRACTOR FARM &
corporation                              COUNTRY, INC., a Delaware corporation



By: /s/Kenneth W. DiFonzo                By: /s/James McKitrick
Its: _____________________________       Its: President & CEO

The following exhibits to the Stock Purchase Agreement are omitted from this filing:

Exhibit No.       Description
-----------       -----------
3.1.2             Legal Opinion of Sullivan & Worcester, LLP
3.1.5             Letter of Credit Terms
3.1.7             Equipment Sublease Agreement
3.2.2             Legal Opinion of McGrath, North, Mullin & Kratz, P.C.
3.2.6             Directors and Officers to Resign
4.1.2             Inventory Procedures
4.1.3(A)          Forms of Deloitte's Report
4.1.4             Deloitte's Workpapers Letter
4.1.5             Representation Letters
4.6.1             Leases Requiring Consent
4.6.3(A)          Ongoing Obligation Leases
4.6.3(B)          Letters of Credit Re: Ongoing Obligation Leases
4.7               Closed Store Locations
5.1(A)            Company Employee Receiving Seller Health Benefits
5.1(B)            Buyer's Severance Policy
5.1(C)            Executives Receiving Incentive Bonus
7.6               Buyer Financing Committments
8.1.3             Financial, Accounting and Other Information
8.1.4             Transition Services Agreement
8.4.1(A)          UST Environmental Matters
8.4.1(B)          List of Company Stores Contact State Regarding UST's
9.7               Noncompetition Agreement
13.3              Allocation of Purchase Price
14.13             Seller's Knowledge Qualifier